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                      TRANSFER AGENCY AND SERVICE AGREEMENT

     This AGREEMENT, made as of this 9th day of July 2004, by and between STATE FARM ASSOCIATES' FUNDS TRUST, a Delaware business trust, (the "Trust") and STATE FARM INVESTMENT MANAGEMENT CORP., a Delaware corporation (the "Transfer Agent").

     WHEREAS, the Trust is authorized to issue shares in separate series, with each series representing interests in separate portfolios of securities.

     WHEREAS, each such series is named in the Attached Schedule A, which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Trust and made subject to the Agreement being referred to as a "Portfolio," and collectively as the "Portfolios").

     WHEREAS, the Trust, on behalf of the Portfolios, desires to appoint the Transfer Agent as its transfer agent, and dividend disbursing agent, and the Transfer Agent desires to accept such appointment.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

     1.   Terms of Appointment and Duties

     1.1 Transfer Agency Services. The Trust, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent hereby agrees to act as transfer agent and dividend disbursing agent for the Trust's shares of beneficial interest ("Shares"). In accordance with procedures established from time to time by agreement between the Trust and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

     (a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the appropriate custodian of the Trust (each a "Custodian");

     (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate shareholder account;

     (c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

     (d) In respect to the transactions described in items (a), (b), and (c), above, the Transfer Agent shall execute transactions directly with broker-dealers authorized by the Trust;

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     (e) At the appropriate time pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming shareholder(s) of the Trust ("Shareholder");

     (f) Effect transfers of Shares by the registered owners thereof upon receipt of the appropriate instructions;

     (g) Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of the applicable Portfolio;

     (h) Maintain records of account for and advise the Trust and its Shareholders as to the foregoing; and

     (i) Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Trust that are issued and outstanding, based upon data provided to it by the Trust. The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares which are issued and outstanding, and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

     1.2 Additional Services. In addition to the services set forth above, the Transfer Agent shall perform other customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

     Transfer Agent shall keep records relating to the services to be performed hereunder in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and rules, and will be surrendered promptly to the Trust on and in accordance with its request.

     2. Fees and Expenses. Other than retaining the low balance fee described in the Trust's prospectus or prospectuses and collected from shareholders, the Transfer Agent, which also serves as the Investment Adviser to the Trust and receives fees from

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the Trust in that capacity, shall be paid no fees for performing services under this Transfer Agency and Service Agreement.

     3. Limitation of Liability of Transfer Agent. The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement. The Transfer Agent shall not be liable for any error of judgment or import of law, or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except loss resulting from: (i) willful misfeasance, bad faith or gross negligence on the part of the Transfer Agent in the performance of its obligations and duties under this Agreement; and (ii) its reckless disregard of its obligations and duties under this Agreement.

     4. Limitation of Liability of Trust. The Transfer Agent acknowledges that it has received notice of and accepts the limitations on the Trust's liability as set forth in the Trust's Declaration of Trust, as amended from time to time. In accordance therewith, the Transfer Agent agrees that the Trust's obligations hereunder shall be limited to the assets of the Portfolios, and with respect to each Portfolio, shall be limited to the assets of such Portfolio, and no party shall seek satisfaction of any such obligation from any Shareholder of the Trust, nor from any trustee, officer, employee or agent of the Trust.

     5. Confidentiality and Privacy. Except to the extent disclosure is required by state or federal regulatory authorities, the Transfer Agent and the Trust agree that they will not, any time during the term of this agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures, and projections, or any other secret or confidential information whatsoever. The Transfer Agent shall not disclose or use nonpublic personal information (as defined in Rule 3(t) of Regulation S-P) provided to it by the Trust, except as necessary to carry out the purposes for which the Trust disclosed such information to the Transfer Agent, including information that is used in accordance with Rules 14 and 15 of Regulation S-P in the ordinary course of business to carry out those purposes.

     6. Termination of Agreement. Either party may terminate this Agreement by providing the other party with sixty (60) days notice of such termination.

     7.   Customer Identification Services.

     7.1 Services. The Trust, on behalf of the Portfolios, hereby delegates to the Transfer Agent certain customer identification responsibilities required under Section 326 of the USA PATRIOT Act. The Transfer Agent agrees that it will perform the following services:

     (a) Collect the following identifying information from each customer: name, date of birth, address and identification number;

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     (b) Verify each customer's identity within a reasonable time after the account is opened through the use of documents, non-documentary methods, or a combination of both in order to form a reasonable belief that the true identity of each customer is known;

     (c) Maintain records of each customer's identifying information, a description of the documents relied upon to verify each customer's identity (including any identification contained in the document, the place of issuance and, if any, the date of issuance and expiration date), a description of the non-documentary methods and the results of any measures undertaken to verify the identity of each customer, and a description of the resolution of any substantive discrepancy discovered when verifying the identifying information obtained; and

     (d) Compare each customer against any list of known or suspected terrorists or terrorists organizations issued by any federal government agency and designated as such by the Department of Treasury in consultation with the Securities and Exchange Commission within a reasonable time after the account is opened, or earlier, if required by federal law or regulation or federal directive issued in connection with the list.

     7.2 Certification. In addition to the customer identification services set forth above, the Transfer Agent shall certify annually to the Trust that it has implemented its anti-money laundering program, and that it will perform the customer identification services set forth herein.

     8.   Miscellaneous

     8.1. Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

     8.2. Delaware Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of Delaware without regard to conflicts of law principles or precedents.

     8.3 Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     8.4 Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     8.5 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

     8.6 Cooperation with Authorities. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

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     8.7 Cumulative Rights. The rights, remedies and obligations contained in this agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

     8.8 Survival. All provisions regarding liability, and the limits thereon, and confidentiality, privacy, and trade secrets shall survive the termination of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                      STATE FARM INVESTMENT MANAGEMENT CORP.


                                      By: /s/ Edward B. Rust, Jr.
                                          --------------------------------------
                                      Name: Edward B. Rust, Jr.
                                      Title: President


                                      STATE FARM ASSOCIATES' FUNDS TRUST


                                      By: /s/ Michael L. Tipsord
                                          --------------------------------------
                                      Name: Michael L. Tipsord
                                      Title: Senior Vice President and Treasurer

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                                   APPENDIX A

State Farm Growth Fund

State Farm Balanced Fund

State Farm Interim Fund

State Farm Municipal Bond Fund